                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                BLOCKBUSTER INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:

[BLOCKBUSTER LOGO]

                                                                 April 12, 2002

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Blockbuster Inc. to be held at Blockbuster's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 21, 2002, at 10:00 a.m., Dallas time.

   The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the meeting, which includes (i) the election of two Class III directors; and (ii) ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster's independent accountants for fiscal 2002. In addition, we will review with you the affairs and progress of Blockbuster during the past fiscal year.

   Directors and officers of Blockbuster will be present to help host the meeting and to respond to any questions that our stockholders may have. I hope you will be able to attend.

   Blockbuster's Board of Directors believes that a favorable vote on each of the matters to be considered at the meeting is in the best interests of Blockbuster and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

   Please complete, sign, date and return the enclosed proxy without delay. If you attend the meeting, you may vote in person even if you have previously mailed a proxy.

   I look forward to seeing you at the meeting.

                                          Sincerely,

                                          /s/ John Antioco

                                          John F. Antioco
                                          Chairman of the Board and
                                            Chief Executive Officer


Blockbuster Inc. . Renaissance Tower . 1201 Elm Street . Dallas, TX 75270-2102
                            . Phone: (214) 854-3000

                               BLOCKBUSTER INC.
                                1201 Elm Street
                              Dallas, Texas 75270

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held May 21, 2002

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blockbuster Inc., a Delaware corporation, will be held at Blockbuster's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 21, 2002, at 10:00 a.m., Dallas time, for the following purposes:

   (1) The election of two Class III directors for terms expiring in 2005;

   (2) Ratification of the appointment of PricewaterhouseCoopers LLP as Blockbuster's independent accountants for fiscal 2002; and

   (3) The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   The close of business on March 26, 2002, has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof. For a period of at least ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours at Blockbuster's corporate headquarters located at 1201 Elm Street, Dallas, Texas 75270.

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

                                             By Order of the Board of Directors,

                                             /s/ Edward B. Stead
                                             Edward B. Stead
                                             Executive Vice President,
                                               General Counsel and Secretary

Dallas, Texas
April 12, 2002

                               BLOCKBUSTER INC.
                                1201 Elm Street
                              Dallas, Texas 75270

                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF STOCKHOLDERS

                            To Be Held May 21, 2002

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blockbuster Inc. for use at the Annual Meeting of Stockholders of the Company to be held at the Company's corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on Tuesday, May 21, 2002, at 10:00 a.m., Dallas time, or at such other time and place to which the meeting may be adjourned. The approximate date on which this Proxy Statement and accompanying proxy are first being sent or given to stockholders is April 12, 2002. Blockbuster Inc. will be referred to as "Blockbuster" or the "Company" in this Proxy Statement.

   All shares represented by valid proxies, unless the stockholder specifies otherwise, will be voted (i) FOR the election of the two persons named under "Proposal I--Election of Directors" as nominees for election as Class III directors; and (ii) FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2002. The Board of Directors knows of no other business to be presented at the meeting. If any other business is properly presented, the persons named in the enclosed proxy have authority to vote on such matters in accordance with such persons' discretion. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly.

   A stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy, or by voting the shares in person at the meeting.

                       VOTING SECURITIES AND RECORD DATE

   The Company has two classes of common stock outstanding: Class A Common Stock, which is entitled to one vote per share, and Class B Common Stock, which is entitled to five votes per share. The holders of Class A Common Stock and Class B Common Stock vote together as a single class on the matters to be considered at the meeting, and their votes are counted and totaled together. Viacom International Inc., a subsidiary of Viacom Inc., currently holds all of the outstanding shares of the Company's Class B Common Stock, or approximately 95% of the combined voting power of the Company. As a result, Viacom International Inc. is able, acting alone, to approve the proposals submitted for approval at the meeting. Viacom International Inc. has advised the Company that it intends to vote all of its shares of Class B Common Stock in favor of the election of the two nominated directors and ratification of the appointment of PricewaterhouseCoopers LLP.

   The record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournments thereof was the close of business on March 26, 2002, at which time the Company had issued and outstanding 34,037,802 shares of Class A Common Stock and 144,000,000 shares of Class B Common Stock.

                               QUORUM AND VOTING

   The presence at the meeting, in person or by proxy, of the stockholders of record entitled to cast at least a majority of the votes that all stockholders are entitled to cast is necessary to constitute a quorum. Each vote represented at the meeting in person or by proxy will be counted toward a quorum. If a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained.

   Brokers holding shares of record for a customer have the discretionary authority to vote on some matters if they do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also some matters with respect to which brokers do not have discretionary authority to vote if they do not receive timely instructions from the customer. When a broker does not have discretion to vote on a particular matter and the customer has not given timely instructions on how the broker should vote, what is referred to as a "broker non-vote" results. Any broker non-vote will be counted as present at the meeting for purposes of determining a quorum, but will be treated as not entitled to vote with respect to that matter. Therefore, a broker non-vote will not count as a vote in favor of or against a particular matter and, accordingly, will not affect the outcome of the vote. Brokers will have discretionary authority to vote on Proposals I and II in the absence of timely instructions from their customers. As a result, there should not be any broker non-votes in connection with the meeting.

   Proposal I. To be elected, each nominee for election as a Class III director must receive the affirmative vote of a plurality of the votes of the shares of Common Stock present or represented at the meeting and entitled to vote on such proposal. Votes may be cast in favor of or withheld with respect to each nominee. Votes that are withheld will be counted toward a quorum, but will be excluded entirely from the tabulation of votes for such proposal and, therefore, will not affect the outcome of the vote on such proposal.

   Proposal II. Approval of the ratification of PricewaterhouseCoopers LLP as the Company's independent accountants requires the affirmative vote of the holders of a majority of the votes of the Common Stock present or represented at the meeting and entitled to vote on such proposal. Abstentions may be specified on this proposal and will have the same effect as a vote against such proposal.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

   The Company's Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at the Company's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years, except in the case of elections to fill vacancies or newly created directorships.

   There are two Class III directors to be elected for terms expiring at the Company's Annual Meeting of Stockholders in 2005 or until their successors have been elected and qualified. It is intended that the names of the nominees indicated below will be placed in nomination and that the persons named in the proxy will vote for their election. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors if elected; however, in case either nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the proxy holders will have discretionary authority in that instance to vote the proxy for a substitute. Proxies cannot be voted for more than two nominees.

   Information concerning the two nominees proposed by the Board of Directors for election as Class III directors, along with information concerning the present Class I and Class II directors whose terms of office will continue after the meeting, is set forth below.

   The nominees for election as Class III directors are as follows:

Class III Nominees--Terms Expiring in 2005

                 Name                   Age Current Position
                 ----                   --- ----------------
                 John F. Antioco....... 52  Chairman of the Board and
                                            Chief Executive Officer
                 Linda Griego.......... 54  Director

   The present directors whose terms will expire after 2002 are as follows:

Class I Directors--Terms Expiring in 2003

                 Name                   Age Current Position
                 ----                   --- ----------------
                 Philippe P. Dauman.... 48  Director
                 Richard J. Bressler... 44  Director

Class II Directors--Terms Expiring in 2004

                 Name                   Age Current Position
                 ----                   --- ----------------
                 Mel Karmazin.......... 58  Director
                 John L. Muething...... 80  Director
                 Sumner M. Redstone.... 78  Director

   Set forth below is a description of the backgrounds of each of the directors of the Company.

   John F. Antioco has served as the Company's Chairman of the Board of Directors and Chief Executive Officer since 1997 and served as its President from 1997 until September 2001. From 1996 until 1997, Mr. Antioco served as President and Chief Executive Officer for Taco Bell Corporation. Mr. Antioco serves as Chairman of the Board of Directors of Main Street & Main Incorporated and, through March 31, 2002, as a director for CSK Auto Corporation. Mr. Antioco is also a member of the Board of Governors of the Boys & Girls Clubs of America.

   Richard J. Bressler was elected as a director of the Company in May 2001. Mr. Bressler has served as Senior Executive Vice President and Chief Financial Officer of Viacom Inc. since 2001. Prior to joining Viacom Inc., Mr. Bressler served as Executive Vice President of AOL Time Warner Inc. and Chief Executive Officer of AOL Time Warner Investments. Prior to that, Mr. Bressler served in various capacities with Time Warner Inc., including Chairman and Chief Executive Officer of Time Warner Digital Media. He also served as Executive Vice President and Chief Financial Officer of Time Warner Inc. from 1995 until 1999. Mr. Bressler serves on the National Advisory Committee of JPMorgan Chase.

   Philippe P. Dauman was elected as a director of the Company in January 1995. Mr. Dauman has served as a director of Viacom Inc. since 1987 and has been Co-Chairman and Chief Executive Officer of DND Capital Partners, L.L.C., a private equity firm, since 2000. Mr. Dauman served as Deputy Chairman of Viacom Inc. from 1996 until 2000 and as its Executive Vice President from 1994 until 2000. From 1993 until 1998, Mr. Dauman also served as General Counsel and Secretary of Viacom Inc. Mr. Dauman is a director of Genuity Inc., Lafarge Corporation and National Amusements, Inc.

   Linda Griego was elected as a director of the Company in July 1999. Ms. Griego has served as President of Zapgo Entertainment Group, LLC, a television programming production company, since 1997 and is the Managing General Partner of Engine Co. No. 28, a restaurant that she founded in 1988. From July 1999 until January 2000, Ms. Griego served as the interim President and Chief Executive Officer of the Los Angeles Community Development Bank, a $430 million federally funded community bank. From 1994 until 1997, Ms. Griego served as President and Chief Executive Officer of Rebuild LA, Inc., an economic development corporation. Ms. Griego is a director of Granite Construction Incorporated and Southwest Water Company and also serves as a Los Angeles director of the Federal Reserve Bank of San Francisco.

   Mel Karmazin was elected as a director of the Company in May 2000. Mr. Karmazin has served as a director and as President and Chief Operating Officer of Viacom Inc. since 2000. From 1999 until 2000, Mr. Karmazin served as President and Chief Executive Officer of CBS Corporation. Mr. Karmazin was President and Chief Operating Officer of CBS Corporation from April 1998 through December 1998. Mr. Karmazin joined CBS Corporation in December 1996 as Chairman and Chief Executive Officer of CBS Radio and served as Chairman and Chief Executive Officer of the CBS Station Group (Radio and Television) from 1997 until 1998. Mr. Karmazin served as Chairman, President and Chief Executive Officer of Infinity Broadcasting Corporation from December 1998 until its public shares were acquired by Viacom Inc. Mr. Karmazin is Vice Chairman of the Board of Trustees for The Museum of Television and Radio and serves on the Board of Directors of the New York Stock Exchange, Inc. and Westwood One, Inc.

   John L. Muething was elected as a director of the Company in July 1999. Mr. Muething has been Of Counsel to the Cincinnati, Ohio law firm of Keating, Muething & Klekamp since 1986. He also served as a director of Spelling Entertainment Group Inc. from 1992 until 1999.

   Sumner M. Redstone was elected as a director of the Company in May 1999. Mr. Redstone has been a director of Viacom Inc. since 1986 and Chairman of the Board of Viacom Inc. since 1987 and acquired the title of Chief Executive Officer of Viacom Inc. in 1996. Mr. Redstone has served as Chairman of the Board of National Amusements, Inc. since 1986 and as its Chief Executive Officer since 1967. He also served as President of National Amusements, Inc. from 1967 through 1999. Mr. Redstone is a member of the Advisory Council for the Academy of Television Arts and Sciences Foundation and is on the Board of Trustees for The Museum of Television and Radio. Mr. Redstone served as the first Chairman of the Board of the National Association of Theatre Owners and is currently a member of its Executive Committee. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured on entertainment law, and since 1994, he has been a Visiting Professor at Brandeis University. He has also been a frequent lecturer at colleges, including Harvard Law School. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B. from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the U.S. Court of Appeals, and then as a Special Assistant to the U.S. Attorney General.

   The Board of Directors recommends a vote FOR the election of the nominees for Class III Director named above.

                     MEETINGS OF DIRECTORS AND COMMITTEES

   The business of the Company is managed under the direction of its Board of Directors. The Board of Directors meets on a regularly scheduled basis during its fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. The Board of Directors met seven times and acted by unanimous written consent three times during the 2001 fiscal year. During the 2001 fiscal year, each member of the Board of Directors participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director.

   The Board of Directors has established audit, senior executive compensation and compensation committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of these committees, their current members and the number of meetings held during the 2001 fiscal year are described below.

   Audit Committee. The functions of the Audit Committee include, among others: (i) reviewing the scope and results of the Company's internal auditing procedures; (ii) reviewing the adequacy and effectiveness of the Company's system of internal accounting controls; (iii) determining the duties and responsibilities of the Company's internal audit staff; (iv) reviewing with management and the independent accountants the Company's quarterly and annual financial statements prior to the Company's release of earnings, including any transactions, estimates and judgments and the accounting and reporting practices applied thereto; (v) reviewing the scope of the independent accountants' annual audit, the audit procedures to be employed and the results thereof; (vi) reviewing the audit reports submitted by both the independent accountants and the internal audit staff; (vii) annually recommending independent accountants; and (viii) approving the retention of the independent accountants for any non-audit service and the fee for such service. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this Proxy Statement as Appendix A. Ms. Griego (Chairman), Mr. Muething and Mr. Dauman are members of the Audit Committee. The Board of Directors has determined that Ms. Griego and Mr. Muething are "independent," as defined by the rules of the New York Stock Exchange. Mr. Dauman is not "independent," as defined by such rules, due to his position as an executive officer of Viacom Inc. until May 2000; however, the Board of Directors determined in its business judgment that Mr. Dauman's membership on the Audit Committee is required by the best interests of the Company and its stockholders due to his extensive industry and business expertise. The Board of Directors also determined in its business judgment that Mr. Dauman's former position as an executive officer of Viacom Inc. does not interfere with his exercise of independent judgment. Therefore, it appointed Mr. Dauman as a member of the Audit Committee in May 2001 pursuant to the override provision of the New York Stock Exchange rules. The Audit Committee met seven times during the 2001 fiscal year.

   Senior Executive Compensation Committee. The functions of the Senior Executive Compensation Committee include: (i) reviewing and approving the Company's policies and practices relating to the compensation of senior executive officers of the Company, including the forms of their employment agreements and individual compensation recommendations for such officers; (ii) approving the Company's incentive compensation, including annual bonus and stock options plans, for such senior executive officers, subject to stockholder approval where appropriate; and (iii) where designated by the Board of Directors, approving any other benefit programs for such senior executive officers, subject to stockholder approval where appropriate. Mr. Muething (Chairman) and Ms. Griego are members of the Senior Executive Compensation Committee. The Senior Executive Compensation Committee met five times during the 2001 fiscal year.

   Compensation Committee. Subject to the authority of the Board of Directors, and except with respect to matters entrusted to the Company's Senior Executive Compensation Committee, the functions of the Compensation Committee include:
(i) assisting management in defining and overseeing the Company's general compensation practices; (ii) reviewing and approving the forms of employment agreements for employees at the level of vice president and above; (iii) approving the Company's incentive compensation plans, subject to stockholder approval where appropriate; and (iv) overseeing certain of the Company's other employee benefit programs. Messrs. Dauman (Chairman), Muething and Redstone and Ms. Griego are members of the Compensation Committee. The Compensation Committee met four times during the 2001 fiscal year.

   The Board of Directors does not have a nominating committee because the Board of Directors as a whole functions in this capacity.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information with respect to the number of shares of Viacom Inc. and Blockbuster Class A and Class B Common Stock beneficially owned by (i) the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as such on December 31, 2001 (based on salary and bonus earned during fiscal 2001), who will be referred to in this Proxy Statement as the "named executive officers"; (ii) each director and nominee for director of the Company; and (iii) all directors and executive officers of the Company as a group. The following table also sets forth information with respect to the number of shares of Blockbuster Common Stock beneficially owned by each person known by the Company to beneficially own more than five percent (5%) of the outstanding shares of its Common Stock. Except as otherwise noted, (i) the persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them, and (ii) ownership is as of Februrary 28, 2002.


                                     Beneficial Ownership of Equity Securities
                      ----------------------------------------------------------------------
                                                   Number of           Number of     Percent
Name                   Title of Equity Security  Equity Shares      Option Shares(1) of Class
----                  -------------------------- -------------      ---------------- --------
John F. Antioco...... Viacom Class A Common                --                 --          *
                      Viacom Class B Common            10,112(2)(3)      574,980          *
                      Blockbuster Class A Common      116,965(3)         589,695        2.1%
                      Blockbuster Class B Common           --                 --          *
Richard J. Bressler.. Viacom Class A Common                --                 --          *
                      Viacom Class B Common                --            250,000          *
                      Blockbuster Class A Common           --                 --          *
                      Blockbuster Class B Common           --                 --          *
Philippe P. Dauman... Viacom Class A Common             2,121(4)              --          *
                      Viacom Class B Common            17,561(4)       2,336,000          *
                      Blockbuster Class A Common        8,950(5)              --          *
                      Blockbuster Class B Common           --                 --          *
Linda Griego......... Viacom Class A Common                --                 --          *
                      Viacom Class B Common                --                 --          *
                      Blockbuster Class A Common        4,121              6,600          *
                      Blockbuster Class B Common           --                 --          *
Mel Karmazin......... Viacom Class A Common                --                 --          *
                      Viacom Class B Common         3,975,324(4)(6)    6,016,767          *
                      Blockbuster Class A Common           --                 --          *
                      Blockbuster Class B Common           --                 --          *
John L. Muething..... Viacom Class A Common                --                 --          *
                      Viacom Class B Common                --                 --          *
                      Blockbuster Class A Common        7,621              7,000          *
                      Blockbuster Class B Common           --                 --          *
James Notarnicola.... Viacom Class A Common                --                 --          *
                      Viacom Class B Common               153(3)          11,666          *
                      Blockbuster Class A Common          167(3)              --          *
                      Blockbuster Class B Common           --                 --          *
Sumner M. Redstone(7) Viacom Class A Common        93,658,988(8)              --       68.2%
                      Viacom Class B Common       104,334,988(8)       3,916,666        6.6%
                      Blockbuster Class A Common  144,000,000(9)              --       81.0%
                      Blockbuster Class B Common  144,000,000(9)              --      100.0%

                                                    Beneficial Ownership of Equity Securities
                                      --------------------------------------------------------------------
                                                                   Number of         Number of     Percent
Name                                   Title of Equity Security  Equity Shares    Option Shares(1) of Class
----                                  -------------------------- -------------    ---------------- --------
Edward B. Stead...................... Viacom Class A Common                --               --          *
                                      Viacom Class B Common               255(3)        44,250          *
                                      Blockbuster Class A Common       12,275(3)       154,600          *
                                      Blockbuster Class B Common           --               --          *
Nigel Travis......................... Viacom Class A Common                40               --          *
                                      Viacom Class B Common               374           63,416          *
                                      Blockbuster Class A Common           --          131,782          *
                                      Blockbuster Class B Common           --               --          *
Larry J. Zine........................ Viacom Class A Common                --               --          *
                                      Viacom Class B Common             2,017(3)        26,250          *
                                      Blockbuster Class A Common       33,690(3)       193,666          *
                                      Blockbuster Class B Common           --               --          *
Viacom International Inc.(10)........ Blockbuster Class A Common  144,000,000(9)            --       81.0%
                                      Blockbuster Class B Common  144,000,000(9)            --      100.0%
 Viacom Inc.(10)
 NAIRI, Inc.(11)
 National Amusements, Inc.(11)
A I M Management Group Inc.(12)...... Blockbuster Class A Common    1,786,000(13)           --        5.3%
Husic Capital Management(14)......... Blockbuster Class A Common    1,857,600(15)           --        5.5%
 Frank J. Husic & Co.(14)
 Frank J. Husic(14)
Janus Capital Corporation(16)........ Blockbuster Class A Common    4,831,390(17)           --       14.3%
 Thomas H. Bailey(16)
 Janus Olympus Fund(16)
Morgan Stanley Dean Witter &
  Co.(18)............................ Blockbuster Class A Common    3,515,158(19)           --       10.4%
Directors and executive officers as a
  Group other than Mr. Redstone
  (14 persons)....................... Viacom Class A Common             2,161(4)            --          *
                                      Viacom Class B Common         4,006,081(20)    9,382,993          *
                                      Blockbuster Class A Common      185,360(21)    1,374,759        4.4%
                                      Blockbuster Class B Common           --               --          *

--------
 * Less than 1%.
(1) This includes shares subject to options to purchase such shares that, on February 28, 2002, were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed "Number of Equity Shares."
(2) This includes 10,000 shares that are held jointly with Mr. Antioco's spouse.
(3) This includes shares held through Blockbuster's 401(k) plan as of December 31, 2001.
(4) This includes shares held through Viacom Inc.'s 401(k) plan as of December 31, 2001.
(5) This includes 5,000 shares that are held by a 501(c)(3) family foundation of which Mr. Dauman and his wife are trustees and share voting and investment power.
(6) This includes (i) 2,175,338 shares as to which Mr. Karmazin has sole voting power, but no investment power; (ii) 271,546 shares held by his spouse; and
    (iii) 81,227 shares held by the Karmazin Foundation and 521,926 shares held by the Karmazin Charitable Lead Annuity Trusts I and II, as to each of which Mr. Karmazin disclaims beneficial ownership, except, in the case of the Trusts, to the extent of his pecuniary interest.
(7) The address for Mr. Redstone is 200 Elm Street, Dedham, Massachusetts 02026.

 (8) Except for 160 shares of each class of Viacom Common Stock owned directly by Mr. Redstone, all shares are beneficially owned by National Amusements, Inc. Mr. Redstone is the Chairman of the Board and the beneficial owner of the controlling interest in National Amusements, Inc. and, accordingly, beneficially owns all of such shares.
 (9) This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000, which was jointly filed by Viacom International Inc., Viacom Inc., NAIRI, Inc., National Amusements, Inc. and Sumner M. Redstone. The shares of Class B Common Stock are indirectly held by Viacom Inc. through its ownership of Viacom International Inc. Approximately 68.2% of Viacom Inc.'s voting stock is owned by NAIRI, Inc., which in turn is a wholly-owned subsidiary of National Amusements, Inc. Beneficial ownership is attributed to Mr. Redstone due to his beneficial ownership and control of National Amusements, Inc., as disclosed in footnote (8) above, and NAIRI, Inc. Pursuant to the Company's Amended and Restated Certificate of Incorporation, each share of the Company's Class B Common Stock is convertible at the option of the holder thereof into one share of the Company's Class A Common Stock. As a result, Viacom International Inc., Viacom Inc., NAIRI, Inc., National Amusements, Inc. and Mr. Redstone are also deemed to beneficially own 144,000,000 shares of the Company's Class A Common Stock.
(10) The address for Viacom Inc. and Viacom International Inc. is 1515 Broadway, New York, New York 10036.
(11) The address for NAIRI, Inc. and National Amusements, Inc. is 200 Elm Street, Dedham, Massachusetts 02026.
(12) The address for A I M Management Group Inc. is 11 Greenway Plaza, Suite 100, Houston, Texas 77046.
(13) This is based in part on an amendment to Schedule 13G filed with the Securities and Exchange Commission on March 8, 2002 by A I M Management Group Inc. on behalf of itself and its wholly-owned subsidiaries A I M Advisors, Inc. and A I M Capital Management, Inc.
(14) The address for Husic Capital Management, Frank J. Husic & Co. and Frank
     J. Husic is 555 California Street, Suite 2900, San Francisco, California 94104.
(15) This is based in part on an amendment to Schedule 13G filed with the Securities and Exchange Commission on March 16, 2001, which was jointly filed by Husic Capital Management, Frank J. Husic & Co. and Frank J. Husic. According to the Schedule 13G, the shares are indirectly held by Frank J. Husic & Co. as the sole general partner of Husic Capital Management and by Frank J. Husic as the sole stockholder of Frank J. Husic & Co.
(16) The address for Janus Capital Corporation, Thomas H. Bailey and Janus Olympus Fund is 100 Fillmore Street, Denver, Colorado 80206.
(17) This is based in part on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2002, which was filed jointly by Janus Capital Corporation, Thomas H. Bailey and Janus Olympus Fund. According to the Schedule 13G, (i) Janus Capital Corporation may be deemed to beneficially own all of the shares reported as a result of its role as investment advisor to several investment companies registered under
     Section 8 of the Investment Company Act of 1940 and individual and institutional clients; (ii) Thomas H. Bailey may be deemed to beneficially own such shares as a result of his position as Chairman, President and Chief Executive Officer of Janus Capital Corporation, but disclaims beneficial ownership of such shares; and (iii) the Janus Olympus Fund has sole voting and dispositive power with respect to 1,732,075 shares.
(18) The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.
(19) This is based in part on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 12, 2002. According to the
     Schedule 13G, Morgan Stanley Dean Witter & Co. had shared voting power with respect to 2,335,248 of such shares and shared dispositive power with respect to all of such shares. On March 11, 2002, Morgan Stanley Dean Witter & Co. filed a subsequent amendment to Schedule 13G to report ownership of less than five percent of the Company's Class A Common Stock.
(20) This includes information disclosed in footnotes (2), (3), (4), (6) and
     (8) above.
(21) This includes information disclosed in footnotes (3), (5) and (9) above.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth certain information concerning the compensation of the named executive officers for each of the Company's last three fiscal years.

                                                                            Long-Term
                                                                           Compensation
                                          Annual Compensation                 Awards
                              ---------------------------------------     --------------
                                                               Other
                                                               Annual       Securities     All Other
                                                            Compensation    Underlying    Compensation
Name and Principal Position   Year Salary($) Bonus ($)(1)      ($)(2)     Options (#)(3)      ($)
---------------------------   ---- --------- ------------   ------------  --------------  ------------
John F. Antioco.............. 2001 1,455,000  2,500,000        69,178(4)      544,828         2,550(6)
   Chairman of the Board                                                      600,000(17)
   and Chief Executive        2000 1,355,000  2,250,000         4,373(5)      545,455         2,550(6)
   Officer                    1999 1,257,692  5,000,000(7)         --       1,133,332         2,400(6)
James Notarnicola............ 2001   454,646    195,225           128(5)      100,000        14,677(8)
   Executive Vice President                                                    20,000(17)
   and Chief Marketing        2000   436,800    202,113            --         100,000        14,045(8)
   Officer                    1999   420,000    193,000            --         495,000         8,900(8)
Edward B. Stead.............. 2001   449,615    245,725         1,235(5)      125,000        11,240(8)
   Executive Vice President,                                                   25,000(17)
   General Counsel and        2000   407,308    205,276         1,154(5)      100,000        14,733(8)
   Secretary                  1999   375,000    250,000            --         324,000         7,496(8)
Nigel Travis................. 2001   569,231    332,156           -- (9)      150,000        65,324(12)
   President and Chief                                                         25,000(17)
   Operating Officer          2000   542,309    356,992         1,570(10)     125,000       151,810(12)
                              1999   450,058    226,000        67,912(11)     391,332        17,028(12)
Larry J. Zine................ 2001   489,288    284,856       204,801(13)     125,000        19,701(8)
   Executive Vice President,                                                   25,000(17)
   Chief Financial Officer    2000   470,250    305,978       258,156(14)     100,000         6,801(8)
   and Chief Administrative   1999   326,250    855,000(15)   215,899(16)     421,666            --
   Officer                                                                     40,000(17)

--------
(1) This reflects bonuses earned during fiscal 2001, 2000 and 1999, respectively. In some instances, all or a portion of the bonus was paid during the next fiscal year.
(2) In accordance with the rules of the Securities and Exchange Commission, perquisites totaling less than $50,000 have been omitted.
(3) Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A Common Stock.
(4) This includes (i) $51,781 for personal use of the Company's plane; (ii) $1,215 of reimbursement for taxes; and (iii) other executive perquisites, none of which exeeds 25% of the total perquisites reported as other annual compensation.
(5) This consists of reimbursement for taxes.
(6) This consists of employer matching contributions to the Company's 401(k) plan.
(7) Of this amount, $3.0 million represents installments on Mr. Antioco's sign-on bonus.
(8) This consists of employer matching contributions to the Company's 401(k) and excess 401(k) plans.
(9) This does not reflect an estimated $112,901 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2001 for Mr. Travis' benefit in connection with employer contributions under Blockbuster's U.K. supplemental defined contribution plan, based on an average conversion rate for 2001 of 1.440368 U.S. dollars to 1.00 British pound. The accrued amount includes the amounts accrued as of the end of 2000 and 1999, as disclosed in footnotes (10) and (11).

(10) This consists of reimbursement for taxes. This number does not reflect an estimated $86,461 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 2000 for Mr. Travis' benefit in connection with employer contributions under Blockbuster's U.K. supplemental defined contribution plan, based on an average conversion rate for 2000 of 1.51275 U.S. dollars to 1.00 British pound. The accrued amount includes the amount accrued as of the end of 1999, as disclosed in footnote (11).
(11) This consists of reimbursement for taxes. A portion of the payments during 1999 were made in British pounds. Such payments have been converted to U.S. dollars using an average conversion rate for 1999 of 1.61880 U.S. dollars to 1.00 British pound. This number does not reflect an estimated $59,614 in reimbursement for taxes that had accrued, but had not been paid, as of December 31, 1999 for Mr. Travis' benefit in connection with employer contributions under Blockbuster's U.K. supplemental defined contribution plan, based on the average conversion rate for 1999.
(12) This consists of employer contributions to Blockbuster's U.K. defined contribution and supplemental defined contribution plans, but does not include amounts accrued but not contributed to Mr. Travis' account during 1999, 2000 and 2001, as applicable. The amount disclosed for 2001 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2001 of 1.440368. The amount disclosed for 2000 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 2000 of 1.51275 and includes approximately $84,970 that had accrued, but had not been paid, during prior years. The amount disclosed for 1999 reflects a conversion from British pounds to U.S. dollars at an average conversion rate for 1999 of 1.61880. As of December 31, 2001, based on the average conversion rate for 2001, employer contributions of approximately $3,907 had accrued for Mr. Travis' benefit, but had not yet been paid in.
(13) This includes (i) $103,670 of forgiveness of principal and interest on the Company's loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $87,194 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under "Certain Relationships and Related Transactions--Other Related Party Transactions." This also includes other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(14) This includes (i) $65,918 of forgiveness of principal and interest on the Company's loan to Mr. Zine relating to income taxes payable in connection with his sign-on bonus; and (ii) $89,448 of reimbursements for taxes, including reimbursements made in connection with the forgiveness of principal and interest on his loan, as discussed further under "Certain Relationships and Related Transactions--Other Related Party Transactions." This also includes $86,854 relating to relocation expenses and other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(15) Of this amount, $600,000 represents Mr. Zine's sign-on bonus.
(16) This includes (i) $143,814 relating to relocation expenses; (ii) $60,035 of reimbursement for taxes; and (iii) other executive perquisites, none of which exceeds 25% of the total perquisites reported as other annual compensation.
(17) This reflects options to acquire shares of Viacom Inc. Class B Common
     Stock.

Option Grants During 2001 Fiscal Year

   The following table provides information related to options granted to the named executive officers during fiscal 2001.

                                                                               Potential Realizable
                                                                                 Value at Assumed
                                                                                   Annual Rates
                                                                                  of Stock Price
                                                                              Appreciation for Option
                                       Individual Grants                               Term
                  ----------------------------------------------------------- -----------------------
                                         % of Total
                   Number of Shares of    Options    Exercise
                      Common Stock       Granted to  or Base
                       Underlying       Employees in  Price
                  Options Granted(#)(1) Fiscal 2001   ($/Sh)  Expiration Date    5%($)      10%($)
                  --------------------- ------------ -------- --------------- ----------  ----------
John F. Antioco..        344,828(2)         6.54      17.40    July 24, 2011   3,773,372   9,562,466
                         200,000(3)         3.79      25.55    Dec. 12, 2011   3,213,652   8,144,024
                         600,000(3)(4)      2.63(6)   42.00    Dec. 13, 2011  15,716,204  39,952,217
James Notarnicola        100,000(2)         1.90      17.40    July 24, 2011   1,094,277   2,773,112
                          20,000(4)(5)      0.09(6)   55.20    Jan. 31, 2011     716,127   1,794,248
Edward B. Stead..        125,000(2)         2.37      17.40    July 24, 2011   1,367,846   3,466,390
                          25,000(4)(5)      0.11(6)   55.20    Jan. 31, 2011     895,159   2,242,810
Nigel Travis.....        150,000(2)         2.84      17.40    July 24, 2011   1,641,415   4,159,668
                          25,000(4)(5)      0.11(6)   55.20    Jan. 31, 2011     895,159   2,242,810
Larry J. Zine....        125,000(2)         2.37      17.40    July 24, 2011   1,367,846   3,466,390
                          25,000(4)(5)      0.11(6)   55.20    Jan. 31, 2011     895,159   2,242,810

--------
(1) Except where noted otherwise, this reflects options to acquire shares of Blockbuster Class A Common Stock.
(2) The options become exercisable with respect to 25% of the shares covered thereby on each of July 24, 2002, 2003, 2004 and 2005.
(3) The options become exercisable with respect to 25% of the shares covered thereby on each of January 1, 2003, 2004, 2005 and 2006.
(4) This reflects options to acquire shares of Viacom Inc. Class B Common Stock.
(5) The options become exercisable with respect to 25% of the shares covered thereby on each of January 31, 2002, 2003, 2004 and 2005.
(6) This reflects the percentage of total options granted to all Viacom Inc.
    and Blockbuster employees. The percentage of total options granted to all Blockbuster employees was 79.47% for Mr. Antioco, 3.31% for each of Messrs. Stead, Travis and Zine and 2.65% for Mr. Notarnicola.

Aggregated Option Exercises During 2001 Fiscal Year and Fiscal Year-End Option Values

   The following table provides information related to options exercised by the named executive officers during the 2001 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                             Number of Securities         Value of Unexercised
                                                  Underlying                  In-the-Money
                    Shares                 Unexercised Options as of         Options as of
                   Acquired                    December 31, 2001          December 31, 2001($)
                  on Exercise    Value    ------------------------    -------------------------
Name                (#)(1)    Realized($) Exercisable  Unexercisable  Exercisable   Unexercisable
----              ----------- ----------- -----------  -------------  -----------   -------------
John F. Antioco..   42,000     1,534,449    693,280(2)     790,440(2) 18,031,692(2)   5,791,666(2)
                        --            --    589,695(3)   1,633,920(3)  6,560,341(3)  15,434,765(3)
James Notarnicola   30,000     1,113,618      6,666(2)      43,334(2)     90,574(2)     623,301(2)
                        --            --    223,000(3)     472,000(3)  2,374,600(3)   4,874,400(3)
Edward B. Stead..       --            --     38,000(2)      50,000(2)  1,091,075(2)     717,813(2)
                        --            --    154,600(3)     394,400(3)  1,676,920(3)   4,022,880(3)
Nigel Travis.....       --            --     57,166(2)      48,334(2)  1,539,649(2)     624,863(2)
                        --            --    187,782(3)     478,550(3)  2,040,376(3)   4,896,210(3)
Larry J. Zine....       --            --     10,000(2)      55,000(2)     14,625(2)      43,875(2)
                        --            --    193,666(3)     453,000(3)  2,075,393(3)   4,620,600(3)

--------
(1) All such shares acquired on exercise represent shares of Viacom Inc. Class B Common Stock.
(2) Represents securities underlying options to purchase Viacom Inc. Class B Common Stock.
(3) Represents securities underlying options to purchase Blockbuster Class A Common Stock.

Compensation of Directors

   Directors who do not serve as officers or employees of Viacom Inc. or Blockbuster are entitled to receive an annual retainer fee of $40,000 for membership on Blockbuster's Board of Directors. Of this amount, $20,000 is paid in the Company's Class A Common Stock that is non-transferable for one year after it is paid. The other $20,000 is paid in cash. These directors are also entitled to a per meeting attendance fee of $1,000 for each Board meeting attended and $1,000 for each meeting of the Audit Committee, Compensation Committee and Senior Executive Compensation Committee attended if such meeting is held on a different day from the day of a Board meeting and the committee member has to travel to participate in the committee meeting. Only one fee will be paid for attendance at more than one committee meeting held on the same day.

Pension Plans

   Defined Benefit Pension Plan. Through December 31, 1999, the Company participated in a non-contributory qualified defined benefit pension plan and, for some of the Company's highly compensated employees, a non-qualified excess defined benefit pension plan. Both plans are sponsored by Viacom Inc. The Company's employees became eligible to participate in these plans effective January 1, 1996, with credit for past service on and after September 29, 1994 for eligibility and vesting purposes. An eligible employee will receive a benefit at retirement that is based upon the employee's number of years of benefit service and average annual compensation, including salary and bonus, for the highest 60 consecutive months out of the final 120 months immediately preceding retirement. Under the terms of the excess pension plan, such compensation is limited to the greater of base salary as of December 31, 1995 or $750,000. The benefits under Viacom's excess pension plan are not subject to the provisions of the Internal Revenue Code of 1986, as amended, that limit the compensation used to determine benefits and the amount of annual benefits payable under Viacom's qualified pension plans. The Company's employees ceased to participate in Viacom's pension plans at December 31, 1999. Viacom retained the accrued liability for benefits under these plans for the Company's employees. All of the Company's employees who were actively employed by the Company and participating in the qualified defined benefit pension plan or the excess defined benefit pension plan on December 31, 1999 were fully vested in their accrued benefits in these plans on that date.

   The following table illustrates, for representative average annual pensionable compensation and years of benefit service classifications, the annual retirement benefit that would be payable to employees under both the non-contributory defined benefit pension plan and the excess pension plan if they retired in 2001 at age 65, based on the straight-life annuity form of benefit payment and not subject to deduction or offset.

Pension Plan Table

                Remuneration          Years of Service
                ------------ -----------------------------------
                                15       20       25       30
                             -------- -------- -------- --------
                  $150,000.. $ 36,584 $ 48,779 $ 60,974 $ 73,168
                   300,000..   75,959  101,279  126,599  151,918
                   450,000..  115,334  153,779  192,224  230,668
                   600,000..  154,709  206,279  257,849  309,418
                   750,000..  194,084  258,779  323,474  388,168

   Mr. Antioco and Mr. Notarnicola had been credited with 1 1/2 years of benefit service as of December 31, 1999, and Mr. Stead had been credited with 1 1/4 years. Mr. Travis and Mr. Zine are not participants in the Viacom pension plan or excess pension plan.

Employment Contracts and Termination of Employment and Change in Control Arrangements

   Mr. Antioco's employment agreement with the Company provides that he will be employed as Chairman and Chief Executive Officer of Blockbuster until December 31, 2006 at an annual salary of $1,000,000. Mr. Antioco's employment agreement also provides for deferred compensation for the calendar years 2000 through 2006 in the amount of $355,000, $455,000, $600,000, $750,000, $900,000,
$1,050,000, and $1,200,000, respectively. The deferred compensation will be payable the year after he ceases to be an executive officer of Blockbuster. Mr. Antioco is eligible to receive an annual bonus pursuant to the Company's Senior Executive Short-Term Incentive Plan. His target bonus was set at 125% of his base salary and deferred compensation for calendar years 1999 through 2001 and increased to 150% of his base salary and deferred compensation for the calendar years 2002 through 2006. Mr. Antioco's bonus is payable upon satisfaction of performance objectives determined each year in accordance with the Senior Executive Short-Term Incentive Plan. In accordance with his employment agreement, (i) upon the completion of the Company's initial public offering, Mr. Antioco received options to purchase one million shares of the Company's Class A Common Stock at a price per share of $15.00; (ii) in 2000, Mr. Antioco received options to purchase 545,455 shares of the Company's Class A Common Stock at a price per share of $11.00; and (iii) in 2001, Mr. Antioco received options to purchase 344,828 shares of the Company's Class A Common Stock at a price per share of $17.40. These options vest at a rate of 20% per year for the initial grant and 25% per year for the two subsequent grants, beginning on the first anniversary of the date of grant. Mr. Antioco's employment agreement provides for additional grants of options to purchase an aggregate of 800,000 shares of the Company's Class A Common Stock, to be awarded in increments of 200,000 shares. Mr. Antioco received the first and second grants on December 12, 2001 and March 12, 2002 at a price per share of $25.55 and $24.07, respectively. The remaining two grants are to be awarded on June 12, 2002 and September 12, 2002. Each of such grants will vest at a rate of 25% per year beginning on January 1, 2003. Mr. Antioco also received options to purchase 600,000 shares of Viacom Inc. Class B Common Stock on December 13, 2001 at a price per share of $42.00 in accordance with his employment agreement. These options vest at a rate of 25% per year beginning on January 1, 2003. In the event of the termination of Mr. Antioco's employment without cause or his voluntary termination for good reason (as defined in his employment agreement) during the employment term, he will be entitled to receive his salary, target bonus, deferred compensation and agreed-upon benefits for the balance of the employment term, subject to mitigation after the earlier of: (i) the first twenty-four months, or (ii) the last day of the employment term. In addition, his stock options, including options that would have been granted or that have not vested by the date of termination, will be exercisable for at least six months after the date of termination, but not beyond the expiration date of such stock options. Mr. Antioco's employment agreement with Blockbuster Entertainment Group, a business unit of Viacom Inc., continues to apply with respect to his options to purchase Viacom Class B Common Stock. The agreement provides that, in the event of the termination of Mr. Antioco's employment without cause or his voluntary termination for good reason (as defined in the agreement) during the employment term, his Viacom stock options, including options that have not vested on or prior to such date, will be exercisable for at least six months after the date of termination, but not beyond the expiration date of such stock options.

   The Company's employment agreements with each of Messrs. Notarnicola, Stead, Travis and Zine are substantially similar. Each of these agreements provides for automatic renewal on March 1 of each year for a term of three years unless terminated by Blockbuster for any reason. Mr. Notarnicola's and Mr. Stead's agreements provide that they will be employed at a monthly salary of $35,000 and $31,250, respectively. Mr. Travis' agreement provides that he will be employed at a monthly salary of $45,833. In addition, pursuant to an addendum to Mr. Travis' employment agreement, Mr. Travis receives additional perquisites relating to his international assignment. Mr. Zine's employment agreement with the Company provides that he will be employed at a monthly salary of $37,500. Each of these agreements provides that the executive will be eligible to receive an annual bonus pursuant to the Senior Executive Short-Term Incentive Plan at a target amount of 50% of the executive's Salary, as defined by such plan. Bonuses are payable upon satisfaction of performance objectives determined each year in accordance with such plan. The executives' salary and bonus target amounts are subject to increase pursuant to the authority of the Senior Executive Compensation Committee to make individual compensation recommendations for such officers, as discussed above under "Meetings of Directors and Committees--Senior Executive Compensation Committee." In the event of the termination of an executive's employment without cause during the employment term, he will be entitled to receive his salary for 36 months after the date of termination, subject to mitigation after the first twelve months. In addition, he will be entitled to receive bonus compensation and certain benefits for the balance of the employment term, subject to mitigation after the first twelve months, and his Blockbuster stock options, including options that would have vested during the employment term, will be exercisable for six months after the date of termination, but not beyond the original expiration date of such stock options. The employment agreement entered into between Mr. Travis and Blockbuster Entertainment Group, a business unit of Viacom Inc., continues to apply with respect to his options to purchase Viacom Class B Common Stock. Such agreement provides that, in the event of the termination of Mr. Travis' employment without cause or his voluntary termination for good reason (as defined in the agreement) during the employment term, his Viacom stock options, including options that would have vested during the employment term, will be exercisable for six months after the date of termination, but not beyond the original expiration date of such stock options.

   The Company has also made a loan to Mr. Zine with respect to income taxes payable in connection with his sign-on bonus, as discussed under "Certain Relationships and Related Transactions--Other Related Party Transactions."

Report of the Senior Executive Compensation Committee on Executive Compensation

General

   The Senior Executive Compensation Committee of the Board of Directors was appointed in July 1999 in connection with the Company's initial public offering. Prior to such time, Viacom Inc.'s compensation committee determined the compensation for the Company's executive officers. Subject to existing contractual obligations, since the date of its appointment, the Senior Executive Compensation Committee has reviewed and approved the compensation for the Company's executive officers. All members of this committee are non-employee directors.

Compensation Philosophy

   The objectives of the executive compensation package for the Company's executive officers include:

   . setting levels of annual salary and bonus compensation that will attract and retain superior executives in the highly competitive environment of the Company's business;

   . providing annual bonus compensation for executive officers that varies with the Company's financial performance;

   . providing long-term compensation that is tied to the Company's stock price so as to focus the attention of the Company's executive officers on managing the Company from the perspective of an owner with an equity stake; and

   . emphasizing performance-based compensation through annual bonus compensation and long-term compensation.

   The Senior Executive Compensation Committee evaluates the competitiveness of its executive compensation packages based on information from a variety of sources, including information obtained by management from consultants and information obtained from the Company's own experience.

Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation (including stock options) paid to a named executive officer. Section 162(m) of the Internal Revenue Code provides an exception to such limitation for certain performance-based compensation, and it is the intent of the Senior Executive Compensation Committee to qualify executive compensation for such exception to the extent necessary, feasible and in the best interests of the Company. Certain compensation under the Company's 1999 Long-Term Management Incentive Plan and Senior Executive Short-Term Incentive Plan is intended to qualify for such exception. Section 162(m) of the Internal Revenue Code also includes an exception to the $1,000,000 deduction limitation for deferred compensation paid to an executive officer when such executive officer is no longer subject to Section 162(m).

Chief Executive Officer's Fiscal 2001 Compensation

   Mr. Antioco's fiscal 2001 salary was determined pursuant to the terms of Mr. Antioco's employment agreement, which provided for a base salary of $1,000,000 in 2001. Mr. Antioco's fiscal 2001 compensation also included $455,000 of deferred salary in order to address Section 162(m) of the Internal Revenue Code. In addition, Mr. Antioco's employment agreement provides for his annual eligibility for a bonus pursuant to the terms of the Senior Executive Short-Term Incentive Plan. In accordance with the terms of such plan, the Senior Executive Compensation Committee established performance criteria for the Company for fiscal 2001, the achievement of which would permit Mr. Antioco to receive a bonus of up to eight times his base salary and deferred compensation. Mr. Antioco received a $2,500,000 bonus for fiscal 2001 based on the Senior Executive Compensation Committee's determination that the established performance criteria had been achieved. The

Senior Executive Compensation Committee believes that Mr. Antioco's pioneering of a series of innovative changes in the Company's business was key to the Company's superior operating results during 2001 and, ultimately, achievement of the established performance criteria. Pursuant to his employment agreement, during 2001, Mr. Antioco also received two grants of options to purchase an aggregate of 544,828 shares of the Company's Class A Common Stock, as well as a grant of options to purchase 600,000 shares of Viacom Inc.'s Class B Common Stock.

Compensation of Other Executive Officers

   Fiscal 2001 compensation for the Company's other executive officers was comprised of base salary, annual bonus compensation and long-term compensation in the form of stock options.

   Salary and Bonus. Fiscal 2001 salary levels for executive officers were designed to be consistent with competitive practice and level of responsibility within the Company and were based on recommendations from the Chief Executive Officer. Fiscal 2001 bonuses for the Company's executive officers were provided under the Senior Executive Short-Term Incentive Plan based on the same performance criteria as was the bonus for the Chief Executive Officer.

   Long-Term Compensation. The Senior Executive Compensation Committee believes that the use of equity-based long-term compensation plans appropriately links executive interests to enhancing stockholder value. The Senior Executive Compensation Committee granted options to all of the Company's executive officers in July 2001. The size of the grant to each executive was within the range assigned to the executive's relative level of responsibility. In determining the amounts awarded, the Senior Executive Compensation Committee considered recommendations from management based on market assessments provided by outside consulting firms and relative responsibilities and performance of each executive.

                                          The Senior Executive Compensation
                                            Committee

                                          Linda Griego
                                          John L. Muething

Audit Committee Report

   The Audit Committee assists the Board of Directors in overseeing and monitoring the Company's financial reporting practices. As part of this process, the Audit Committee has reviewed and discussed the Company's audited consolidated financial statements with management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified by Statement on Auditing Standards No. 90 (Audit Committee Communications). The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP that firm's independence from the Company.

   Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          The Audit Committee

                                          Linda Griego
                                          John L. Muething
                                          Philippe P. Dauman

Audit and Non-Audit Fees

  Audit Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $734,000.

  Financial Information Systems Design and Implementation Fees

   During the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP did not render any professional services to the Company relating to financial information systems design and implementation.

  All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to the Company during the fiscal year ended December 31, 2001, other than the services described above, were $7,007,000, as further detailed in the following table.

                     Statutory audit fees...... $  297,000
                     Tax fees..................  1,211,000
                     Management consulting fees  5,454,000
                     Other.....................     45,000
                                                ----------
                     Total all other fees...... $7,007,000
                                                ==========

   The Audit Committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP's independence. In March 2002, the Company's Board of Directors amended its Audit Committee Charter to provide that the Audit Committee has the authority to approve the retention of the Company's independent accountants for any non-audit service and the fee for such service.

Comparative Performance Graph

   The following chart compares the cumulative total stockholder return on the Company's Class A Common Stock over the period from August 11, 1999 to December 31, 2001, with the cumulative total return during such period of the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the Media General Financial Services Industry Group Index 743-Music & Video Stores ("MG Index"). The comparison assumes $100 was invested on August 11, 1999 in the Company's Class A Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                     Comparison of Cumulative Total Return
            of Blockbuster Inc., the S&P 500 Index and the MG Index




                                    [CHART]


                       8/11/99 12/31/99 6/30/00 12/31/00 6/30/01 12/31/01
                       ------- -------- ------- -------- ------- --------
      BLOCKBUSTER INC. 100.00    89.32   64.92    56.36  123.14   170.32
                       ------   ------  ------   ------  ------   ------
      S&P 500 INDEX... 100.00   111.18  110.71   101.05   94.29    89.04
                       ------   ------  ------   ------  ------   ------
      MG INDEX........ 100.00    78.94   59.96    44.18   95.40   132.45
                       ------   ------  ------   ------  ------   ------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships Between the Company and Viacom Inc.

   The Company and Viacom Inc. have entered into several agreements in connection with the Company's initial public offering in August 1999 and a then-contemplated split-off, each of which is discussed below.

Initial Public Offering Agreement

   General. The Company has entered into an Initial Public Offering and Split-Off Agreement with Viacom Inc., which will be referred to in this Proxy Statement as the "IPO Agreement." The IPO Agreement governs the respective rights and duties of the Company and Viacom with respect to certain offerings of the Company's Common Stock and other securities, including a possible split-off of the Company from Viacom or similar transaction. In addition, the IPO Agreement sets forth certain covenants to which the Company has agreed for various periods following its initial public offering and certain other provisions that would be applicable in the event that Viacom were to determine to split-off Blockbuster.

   Offerings of the Company's Securities. The Company has agreed to cooperate with Viacom in all respects to accomplish any primary offerings of the Company's Common Stock and other securities while it is controlled by Viacom. The Company has also agreed that, at Viacom's direction, it will promptly take all actions necessary or desirable to effect the foregoing, including the registration under the Securities Act of 1933, as amended, of shares of the Company's capital stock that Viacom owns.

   Expenses. Unless otherwise provided for in the IPO Agreement or any other agreement, the Company has generally agreed to pay all costs and expenses relating to any primary offerings of the Company's Common Stock and other securities of the Company while controlled by Viacom.

   Access to Information. Generally, the Company and Viacom have agreed to provide each other with, upon written request and subject to specified conditions, and for a specified period of time, access to information relating to the assets, business and operations of the requesting party. The Company and Viacom have agreed to keep their books and records for a specified period of time. In addition, the Company and Viacom have agreed to cooperate with each other to allow access to each other's employees, to the extent they are necessary, to discuss and explain all requested information mentioned above and with respect to any claims brought against the other relating to the conduct of the Company's business while controlled by Viacom.

   Covenants. The Company has agreed that, for so long as Viacom is required to consolidate its results of operations and financial position, the Company will:

      (i) provide Viacom with financial information regarding the Company and its subsidiaries;

      (ii) provide Viacom with copies of all quarterly and annual financial information and other reports and documents the Company intends to file with the Securities and Exchange Commission prior to such filings, as well as final copies upon filing, and to actively consult with Viacom with respect to any changes made to these reports;

      (iii) provide Viacom with copies of the Company's budgets and financial projections, as well as the opportunity to meet with the Company's management to discuss such budgets and projections;

      (iv) consult with Viacom regarding the timing and content of earnings releases and cooperate fully and cause the Company's accountants to cooperate fully with Viacom in connection with any of the Company's public filings;

      (v) not change its auditors without Viacom's prior written consent, and use its reasonable best efforts to enable its auditors to complete their audit of the Company's financial statements such that they will date their opinion the same date that they date their opinion on Viacom's financial statements;

      (vi) provide to Viacom and its auditors all information required for Viacom to meet its schedule for the filing and distribution of Viacom's financial statements;

      (vii) make the Company's books and records available to Viacom and Viacom's auditors, so that they may conduct reasonable audits relating to the Company's financial statements;

      (viii) adhere to specified accounting standards;

      (ix) agree with Viacom on any changes to the Company's accounting policies; and

      (x) agree with Viacom regarding the Company's accounting estimates and principles.

   Other Covenants. The IPO Agreement also provides that for so long as Viacom beneficially owns 50% or more of the outstanding shares of the Company's Common Stock, the Company may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention, or an event of default, by Viacom of:

      (i) any provision of applicable law or regulation, including but not limited to provisions pertaining to the Internal Revenue Code, or the Employee Retirement Income Security Act of 1974, as amended;

      (ii)   any provision of Viacom's certificate of incorporation or bylaws;

      (iii) any credit agreement or other material instrument binding upon Viacom; or

      (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over Viacom or any of its assets.

   Assignment and Assumption. In October 1998, about 380 BLOCKBUSTER MUSIC(R) stores were sold to Wherehouse Entertainment Inc. Some of the leases transferred in connection with this sale had previously been guaranteed either by Viacom or its affiliates. Under the IPO Agreement, Viacom International Inc. has assigned to the Company its rights and obligations under the agreement related to the sale of the BLOCKBUSTER MUSIC stores to Wherehouse. The Company has agreed to accept this assignment. The Company estimates that, as of the time of the sale, the Company was contingently liable for approximately $84 million, on an undiscounted basis, with respect to base rent for the remaining initial terms of these leases if Wherehouse were to default on all of these leases. The Company's contingent liability will vary over time depending on the lease terms remaining. Certain leases may be extended beyond the initial term and remain subject to the guarantee.

   Options. The Company granted to Viacom International Inc. a continuing option, assignable to Viacom Inc. and any of its subsidiaries, to purchase, under specified circumstances, additional shares of the Company's Class B Common Stock or any shares of the Company's nonvoting capital stock. These options may be exercised immediately prior to the issuance of any of the Company's equity securities, (i) with respect to shares of the Company's Class B Common Stock, only to the extent necessary to maintain Viacom International Inc.'s then-existing percentage of equity value and combined voting power of the Company's two outstanding classes of Common Stock; and (ii) with respect to shares of nonvoting capital stock, to the extent necessary to own 80% of each outstanding class of such stock. The purchase price of the shares of the Company's Class B Common Stock purchased upon any exercise of the options, subject to specified exceptions, is based on the market price of the Company's Class A Common Stock. The purchase price of nonvoting capital stock is the price at which such stock may be purchased by third parties. This option terminates when Viacom or its affiliates own less than 45% of the equity of the Company.

   Indemnification Procedures. The IPO Agreement sets forth the procedures that the Company and Viacom Inc. are to undertake if either of them demand to be indemnified by the other under any indemnification right given in any of the agreements between the Company and Viacom, other than the Tax Matters Agreement discussed below.

Release and Indemnification Agreement

   The Company has entered into a Release and Indemnification Agreement with Viacom Inc., which will be referred to in this Proxy Statement as the "Indemnification Agreement," under which the Company and Viacom have agreed to indemnify each other and to release each other with respect to certain matters.

   Indemnification Relating to the Company's Assets, Businesses and Operations. The Company agreed to indemnify and hold harmless Viacom and certain of its affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns against any payments, losses, liabilities, damages, claims and expenses and costs arising out of or relating to:

      (i) the Company's past, present and future assets, businesses and operations and other assets, businesses and operations managed by the Company or persons previously associated with the Company, except for assets, businesses and operations of Paramount Parks Inc., Spelling Entertainment Group Inc. and its subsidiaries, including Republic Entertainment Inc. and Worldvision Inc., Showtime Networks Inc., Virgin Interactive Entertainment Limited and Virgin Interactive Entertainment Inc.; and

      (ii) payments, expenses and costs that Viacom paid to a third party associated with the transfer of the Company's assets, businesses and operations from certain Viacom entities to the Company and its subsidiaries.

   Viacom similarly agreed to indemnify the Company and certain of its affiliates, and the Company's and such affiliates' respective officers, directors, employees, agents, heirs, executors, successors and assigns, for Viacom's past, present and future assets, businesses and operations, except for assets, businesses and operations for which the Company agreed to indemnify Viacom. In addition, the Transition Services Agreement, the Registration Rights Agreement and the Tax Matters Agreement discussed below provide for indemnification between Viacom and the Company relating to the substance of such agreements.

   Indemnification Relating to the Company's Initial Public Offering and Other Offerings. The Company generally agreed to indemnify Viacom and certain of Viacom's affiliates against all liabilities arising out of any material untrue statements and omissions in any prospectus and any related registration statement filed with the Securities and Exchange Commission relating to the Company's initial public offering or any other primary offering of the Company's securities while controlled by Viacom. However, the Company's indemnification of Viacom does not apply to information relating to Viacom, excluding information relating to the Company. Viacom agreed to indemnify the Company for this information.

   Release Relating to Actions by Viacom Related to Viacom's and the Company's Assets, Businesses and Operations. Subject to certain exceptions, the Company released Viacom and certain of its subsidiaries and affiliates and their respective officers, directors, employees, agents, heirs, executors, successors and assigns for all losses for any and all past actions and failures to take action relating to the Company's and Viacom's assets, businesses and operations. Viacom similarly released the Company.

Transition Services Agreement

   The Company and Viacom Inc. have entered into a Transition Services Agreement under which Viacom provides the Company with agreed-upon accounting, legal, management information systems, financial and tax services and employee benefit plan and insurance administration. These services may be changed upon agreement between the Company and Viacom. The fee for these services could be subject to adjustment. Charges under the Transition Services Agreement were $1.8 million during fiscal 2001. The Company also agreed to pay or reimburse Viacom for any out-of-pocket payments, costs and expenses associated with these services.

Registration Rights Agreement

   The Company and Viacom Inc. have entered into a Registration Rights Agreement, which requires the Company, upon Viacom's request, to use the Company's reasonable best efforts to register under the applicable federal and state securities laws any of the shares of the Company's equity securities held by Viacom for disposition in accordance with Viacom's intended method of disposition, and to take such other actions as may be necessary to permit the sale in other jurisdictions, subject to specified limitations. Viacom also has the right to include the shares of the Company's equity securities Viacom beneficially owns in other registrations of these equity securities that the Company initiates. Except for the Company's legal and accounting fees and expenses, the Registration Rights Agreement provides that Viacom generally pays all or its pro rata portion of out-of-pocket costs and expenses relating to each such registration that Viacom requests or in which it participates. Subject to specified limitations, the registration rights will be assignable by Viacom and its assigns. The Registration Rights Agreement contains indemnification and contribution provisions that are customary in transactions similar to those contemplated by this document.

Tax Matters Agreement

   After the completion of the Company's initial public offering, the Company and certain of its subsidiaries continued to be included in Viacom Inc.'s consolidated group for U.S. federal income tax purposes and Viacom's combined, consolidated or unitary group for various state and local income tax purposes (the "consolidated group"). The Company and Viacom entered into a Tax Matters Agreement whereby for the taxable years and portions thereof prior to August 16, 1999, Viacom has and will pay all taxes for the consolidated group, including any liability resulting from adjustments to tax returns relating to such taxable years or portions thereof. The Company and its subsidiaries will continue to be liable for all taxes that are imposed on a separate return basis or on a combined, consolidated or unitary basis on a group of companies that includes only the Company and its subsidiaries.

   The Tax Matters Agreement requires the Company and Viacom to make payments to each other equal to the amount of income taxes that would be paid by the Company, subject to certain adjustments, as if the Company and each of its subsidiaries included in the consolidated group were to file its own combined, consolidated or unitary, or, where only one of the Company's entities is included in the consolidated group, separate, federal, state and local income tax returns for any taxable year or portion thereof beginning after August 16, 1999 in which the Company is included in the consolidated group. This would include any amounts determined to be due as a result of a redetermination of the tax liability of the consolidated group arising from an audit or otherwise. With respect to some tax items attributable to periods following August 16, 1999 during which the Company is included in the consolidated group, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company has a right of reimbursement or offset, which is determined based on the extent to which, and the time at which, such credits or losses could have been used by the Company or its subsidiaries if it had not been included in the consolidated group. This right to reimbursement or offset continues regardless of whether the Company is a member of the consolidated group at the time the attributes could have been used. The Company is only entitled to reimbursement for carryback items that it could use on a stand alone basis to the extent that such items result in an actual tax savings for the consolidated group. The Tax Matters Agreement also requires the Company, if so requested by Viacom, to surrender some tax losses of the Company's subsidiaries that are resident in the United Kingdom for 1998 and earlier years to Viacom's U. K. subsidiaries without any right to compensation. The Company also agreed to pay Viacom an amount equal to any tax benefit the Company receives from the exercise of Viacom's stock options by the Company's employees, including in years that the Company is no longer included in Viacom's consolidated group. The Company will also pay Viacom the amount of any income taxes with respect to income tax returns that include only the Company, which returns, as described below, will be filed by Viacom.

   Viacom continues to have all the rights of a parent of a consolidated group filing consolidated federal income tax returns. Viacom has similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group. Viacom is the sole and exclusive agent for the Company in any and all matters relating to income taxes of the consolidated group. Viacom has sole and exclusive responsibility for the preparation and filing of all income tax returns or amended returns with respect to the consolidated group. Viacom has the sole right to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on behalf of the consolidated group, except that Viacom is not entitled to compromise any such matter in a manner that would affect the Company's liability under the Tax Matters Agreement without the Company's consent, which may not be withheld unreasonably. Under the Tax Matters Agreement, Viacom has similar authority with regard to income tax returns that the Company files on a separate basis and related tax proceedings. This agreement may result in conflicts of interest between the Company and Viacom.

   Provided that Viacom continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the Company's outstanding capital stock, the Company will be included for federal income tax purposes in the consolidated group of which Viacom is the common parent. Viacom has stated that it is the current intention of Viacom and its subsidiaries to continue to file a single consolidated federal income tax return. In certain circumstances, some of the Company's subsidiaries also will be included with some of Viacom's subsidiaries, other than the Company's subsidiaries, in combined, consolidated or unitary income tax groups for state and local tax purposes. Each member of the consolidated group for federal income tax purposes will be liable for the federal income tax liability of each other member of the consolidated group. Similar principles will apply with respect to members of a combined group for state and local tax purposes. Accordingly, although the Tax Matters Agreement will allocate tax liabilities between the Company and Viacom during the period in which the Company is included in the consolidated group, the Company could be liable for the federal income tax liability of any other member of the consolidated group in the event any such liability is incurred, and not discharged, by such other member. The Tax Matters Agreement provides, however, that Viacom will indemnify the Company to the extent that, as a result of being a member of the consolidated group, the Company will become liable for the federal income tax liability of any other member of the consolidated group, other than the Company's subsidiaries.

Other Arrangements with Viacom and its Affiliates

  Interest Rate Swaps

   In March 2001, the Company entered into two interest rate swaps with Viacom Inc. in order to obtain a fixed interest rate with respect to $400 million of its outstanding floating rate debt under its credit facility. The swaps fixed $200 million of the Company's outstanding debt at an interest rate of 5.01% for two years and the other $200 million at an interest rate of 5.12% for two and one-half years. The Company's effective interest rates also include a LIBOR spread payable under its credit facility. Including the effect of the LIBOR spread, the effective interest rates of the swaps are currently 6.26% and 6.37%, respectively. The swaps are subject to termination in the event that (i) Viacom ceases to own greater than 80% of the Company's outstanding common stock or (ii) the Company no longer has any obligations under the term loan portion of its credit facility.

  Paramount Pictures

   The Company purchases certain videocassettes and DVDs for rental and sale directly from Paramount Pictures, a Viacom subsidiary. The Company's total purchases from Paramount were $127.2 million for the year ended December 31, 2001. In addition, Paramount allows the Company to direct a portion of Paramount's home video advertising expenditures. The Company received $8.8 million from Paramount in 2001 related to this arrangement.

  Advertising with Viacom Affiliates

   The Company uses a third-party agency to allocate its media placement and spending, based on specifications determined by the Company in accordance with independent market studies. The third-party agency conducts a competitive negotiation process with media outlets including Viacom affiliates, which are generally offered an opportunity of first refusal. During the year ended December 31, 2001, about $75.9 million of Blockbuster's aggregate advertising expenditures were spent with Viacom affiliates, which represented 34.4% of the Company's total advertising expenses during 2001.

  Midway Games

   Sumner M. Redstone and National Amusements, Inc. own an aggregate of about 30% of the common stock of Midway Games Inc. During the year ended December 31, 2001, the Company paid about $3.8 million for purchases of home video games from Midway. The Company believes that the terms of these purchases were no less favorable to the Company than would have been obtainable from parties in which there was no such ownership interest. The Company expects to purchase video games from Midway in the future.

  Showtime Networks

   The Company also has an agreement with Showtime Networks, Inc., a subsidiary of Viacom Inc., whereby the Company agreed to license from Showtime the exclusive domestic home video rights to up to 180 Showtime original motion pictures and other programs over the period from April 1, 2000 through March 31, 2005. The Company's total purchases from Showtime were $4.1 million for the year ended December 31, 2001.

  Other

   There are various other agreements between the Company and Viacom Inc. and its affiliates, which the Company believes are not material to the Company or Viacom. The Company believes the terms of these agreements approximate those that would be available from third parties.

Other Related Party Transactions

  Loan to Executive

   In connection with the Company's employment of Larry Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of the Company, the Company agreed to loan Mr. Zine an amount equal to all federal, state and local income taxes payable in connection with his sign-on bonus. The Company has loaned Mr. Zine $246,300, which loan bears interest at 5.25% compounded semi-annually. As of February 28, 2002, approximately $97,700 was outstanding under such loan. The Company also agreed to forgive the aggregate principal amount of the loan, together with any accrued interest thereon, on an income tax free basis in three installments on the first, second and third anniversaries of commencement of Mr. Zine's employment with the Company; provided that, if Mr. Zine terminates his employment without good reason (as defined in his employment agreement with Blockbuster Entertainment Group, a business unit of Viacom Inc.) or the Company terminates Mr. Zine's employment for cause, any outstanding aggregate principal amount of the loan, together with any accrued interest thereon, will accelerate and become immediately due and payable. As of February 28, 2002, the Company had forgiven approximately $169,600 in principal and interest on the loan, including approximately $103,700 since the beginning of fiscal 2001, and had paid approximately $118,100 of taxes, including approximately $72,200 since the beginning of fiscal 2001, on Mr. Zine's behalf. The largest aggregate amount of indebtedness outstanding since January 1, 2001 was approximately $196,600.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) reports that they file. To the Company's knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal 2001, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that Richard J. Bressler's initial report on Form 3 was filed after the date set forth in Section16(a). Mr. Bressler's Form 3, which reported no holdings of Company securities, was filed promptly after the omission was discovered.

                                  PROPOSAL II

          RATIFICATION OF THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   Subject to ratification by the Company's stockholders, in accordance with the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company's independent accountants to audit the Company's consolidated financial statements for fiscal 2002 and to render other services required of them. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

   The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal 2002.

                             STOCKHOLDER PROPOSALS

   Stockholders of the Company may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and the Company's bylaws. For such proposals to be considered for inclusion in the Proxy Statement and proxy relating to the Company's 2003 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the office of the Secretary of the Company no later than December 13, 2002. Such proposals should be directed to Blockbuster Inc., 1201 Elm Street, Dallas, Texas 75270, Attention: Secretary.

   In addition to the requirements set forth above regarding stockholder proposals generally, the Company's bylaws provide that a stockholder may nominate a person for election to the Board of Directors only if written notice of such nomination(s) is received by the Secretary within the time period set forth above and such notice includes certain specified information such as (i) the name and address of the nominating stockholder; (ii) the name, age, business address and principal occupation of the nominee; and (iii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required by the rules and regulations promulgated under the Securities Exchange Act.

   In order for a proposal made outside of the requirements of Rule 14a-8 to be considered timely in connection with the Company's 2003 Annual Meeting of Stockholders, such proposal must be received by the office of the Secretary of the Company at the address stated above no later than February 26, 2003. The persons named in the proxies solicited by the Company in connection with the 2003 Annual Meeting of Stockholders will vote their proxies in their discretion with respect to any proposal with respect to which the Company has not received notification by such time.

                                OTHER BUSINESS

   The Board of Directors knows of no matters other than those described herein that will be presented for consideration at the meeting. However, should any other matter(s) properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment in the interest of the Company.

                                 MISCELLANEOUS

   All costs incurred in the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone or telegram, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding of solicitation materials to the beneficial owners of shares of Common Stock held by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

   Accompanying this Proxy Statement is a copy of the Company's Annual Report for the fiscal year ended December 31, 2001. The Annual Report is not to be deemed a part of this Proxy Statement.

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a Proxy Statement is delivered upon the written request of such person addressed to Blockbuster Inc., Attn.: Investor Relations, 1201 Elm Street, Dallas, Texas 75270.

                                          By Order of the Board of Directors,

                                          /s/ Edward B. Stead
                                          Edward B. Stead
                                          Executive Vice President,
                                            General Counsel and Secretary


April 12, 2002

                                                                     APPENDIX A

                               BLOCKBUSTER INC.
                            AUDIT COMMITTEE CHARTER
                          (as amended March 21, 2002)

I.  Purpose

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the Company's corporate accounting, systems of internal controls, audit process, financial reporting practices, and quality and integrity of financial reports. It shall be the policy of the Audit Committee to maintain a free and open means of communication between the independent accountants, the internal audit staff, the financial management of the Company and the Board of Directors.

II. Qualification of Members

   A. Number; Independence. The Audit Committee shall initially consist of at least three directors. The Audit Committee shall be composed of directors each of whom has no relationship to the Company that may interfere with the exercise of his or her independence from management and the Company, as determined by the Board based on applicable regulatory standards.

   B. Financial Literacy. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board of Directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

III. Scope of Authority and Responsibilities

   A. Internal Audit. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . review the scope and results of the Company's internal auditing procedures and take such action as the Audit Committee may deem appropriate to assure that the interests of the Company are adequately protected;

  . review the internal audit function of the Company, including the proposed audit plans for the coming year and the coordination of such plans with the independent accountants;

  . determine the duties and responsibilities of the Company's internal audit staff; and

  . consider and review with the independent accountants and the Company's internal audit staff (i) the adequacy and effectiveness of the Company's system of internal accounting controls; and (ii) related findings and recommendations of the independent accountants together with management's responses.

   B. Financial Reporting. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . review with management and the independent accountants the Company's quarterly and annual financial statements prior to the Company's release of earnings, including any transactions, estimates and judgments and the accounting and reporting practices applied thereto;

  . meet with the independent accountants, the internal audit staff and financial management of the Company to consider and review the scope of the proposed audit for the current year and the audit procedures to be employed;

  . review the scope and results of the independent accountants' annual audit and related comments, including: (i) the independent accountants' audit of the Company's annual financial statements, accompanying footnotes and its report thereon; (ii) any significant changes required in the independent accountants' audit plans; (iii) any difficulties or disputes with management encountered during the course of the audit; (iv) the selection, application and disclosure of critical accounting policies; and (v) any other matters related to the conduct of the audit that are to be communicated to the Audit Committee under generally accepted auditing standards; and

  . review with management, the internal audit staff, and the independent accountants the process used to manage those risks and exposures that could have a material effect on the Company's financial statements.

   C. Independent Accountants. The Board of Directors believes that the Company's independent accountants are ultimately responsible to the Board of Directors and the Audit Committee. Subject to the authority of the Board of Directors, the Audit Committee shall have the authority and responsibility to:

  . select, evaluate and, where appropriate, replace the independent accountants (or to nominate the independent accountants to be proposed for stockholder approval in any proxy statement);

  . ensure that the independent accountants submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between the independent accountants and the Company;

  . actively engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants;

  . recommend that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of the independent accountants' independence; and

  . approve the retention of the independent accountants for any non-audit service and the fee for such service.

   The Audit Committee shall also have the authority and responsibility to review the compensation of the independent accountants and, if necessary, recommend the engagement of additional auditors with respect to matters of accounting or reporting.

   D. Charter Review. The Audit Committee shall review and reassess the adequacy of this Charter on an annual basis.

   E. Code of Conduct. The Audit Committee shall have right to review the Company's compliance with the Company's code of conduct.

   F. Investigations. The Audit Committee shall have the authority to conduct or authorize investigations into any matters within its scope of responsibilities.

   G. Other Matters. The Audit Committee shall perform such other functions as are required by law, the Company's charter or bylaws, or the Board of Directors.

IV.  Meetings

   In order to carry out the responsibilities set forth in this Charter, the Board of Directors deems it advisable that the Audit Committee meet four times per year, but the Audit Committee may meet such greater number of times as it deems appropriate. The Company's Corporate Secretary shall prepare minutes for all meetings of the Audit Committee to document the Audit Committee's discharge of its responsibilities. Written minutes of each meeting shall be duly filed with the Company's records. The Chairman of the Audit Committee has the authority to call an Audit Committee meeting whenever he or she deems circumstances warrant. The Audit Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. To effectuate the goal of fostering open communication, the Audit Committee shall meet periodically with the independent accountants, the internal audit staff and management in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately. The Audit Committee shall report committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

                            PROXY-ANNUAL MEETING OF STOCKHOLDERS
                                     BLOCKBUSTER INC.
                                      1201 Elm Street
                                    Dallas, Texas 75270

  P              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  R The undersigned hereby appoints Nigel Travis and Edward B. Stead as Proxies, each with the power to act without the other and with full power
  O of substitution and resubstitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of
  X Blockbuster Inc. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Blockbuster Inc. to be held at
  Y Blockbuster Inc.'s corporate headquarters, 1201 Elm Street, 21st Floor Assembly Room, Dallas, Texas, on May 21, 2002, at 10:00 a.m., Dallas time, upon such business as may properly come before the meeting or any adjournments thereof, including the matters set forth on the reverse side.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                         (Continued and to be signed and dated on reverse side.)

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                             FOLD AND DETACH HERE

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
     X  Please mark your                                                                       |
        votes as in this                                                                       |   5132
        example.                                                                                |_________

   The Board of Directors recommends that stockholders vote FOR each of the proposals. Please review carefully the Proxy Statement delivered with this Proxy.
------------------------------------------------------------------------------------------------------------------------------------
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                           FOR      WITHHELD                                                                 FOR   AGAINST  ABSTAIN
1. Election of Class III                       Nominees:
   Directors.             [   ]      [   ]     John F. Antioco        2. Ratification of the appointment    [   ]   [   ]    [   ]
                                               Linda Griego              of PricewaterhouseCoopers
                                                                         LLP as independent
                                                                         accountants.
   FOR, except vote withheld from the following nominee(s):


   --------------------------------------------------------
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                                                                   -----------------------------------------------------------------
                                                                     The Proxies are authorized to vote, in their discretion, upon such other business as may properly come before the meeting.
                                                                   -----------------------------------------------------------------
                                                                   NOTE:  Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.


                                                                   -----------------------------------------------------------------

                                                                   -----------------------------------------------------------------
                                                                          SIGNATURE(S)                           DATE

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                                                       FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE SIGN, DATE AND RETURN YOUR PROXY BY DETACHING THE TOP PORTION OF THIS SHEET AND RETURNING IT PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.